Exhibit 99.2

Noble Innovations, Inc. Joins the National Kitchen & Bath Association

Thursday August 9, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTC: NBIV - News) announced today that it has joined the National Kitchen & Bath Association, which annually holds the world's largest kitchen and bath products trade show. Noble Innovations, Inc. will be showcasing its products to potential customers, dealers and distributors at the 2008 Kitchen & Bath Industry Show (KBIS) which will be held at McCormick Place in Chicago from April 11th through the 13th. More than 900 companies will be showing their products to over 60,000 national and international building industry professionals including kitchen dealers, designers, architects, distributors, retail dealers, home center, and many others.

The National Kitchen & Bath Association (NKBA) which has over 30,000 members is an international organization that represents companies and individuals involved in all aspects of the residential kitchen and bathroom products industry.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green" in nature. Noble Innovations supplies products that deliver increased functionality and energy efficiency to consumers. Noble has several working prototypes and is in the first stages of production of products.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: Noble's relationship and involvement with NKBA; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Noble Innovations, Inc.

James A. Cole, 602-538-4718